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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-74398) pertaining to The Knot, Inc. 1999 Stock Incentive Plan, the Registration Statement (Form S-8 No. 333-96179) pertaining to The Knot, Inc. 1999 Employee Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-41960) pertaining to The Knot, Inc. 2000 Non-Officer Stock Incentive Plan and the Registration Statement (Form S-3 No. 333-111060) pertaining to The Knot, Inc. 2003 Private Placement of Common Stock of our report dated February 20, 2004, with respect to the consolidated financial statements included herein, and our report included in the following paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of The Knot, Inc at December 31, 2003.



Ernst & Young LLP
New York, New York
March 19, 2004